UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006

IMCLONE SYSTEMS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-19612	04-2834797
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

180 Varick Street
New York, New York 10014
(Address of principal executive offices) (Zip Code)

(212) 645-1405
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

In connection with the resignation of Joseph L. Fischer as Interim Chief Executive Officer, which is described in Item 5.02 below, the Company entered into a letter agreement dated October 24, 2006 (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Fischer will become entitled to (i) a separation payment of $600,000 ($500,000 of which represents guaranteed amounts for 2006) less applicable withholding, to be paid as soon practicable after the execution of the Letter Agreement, and (ii) an additional separation payment of $50,000 less applicable withholding, to be paid as soon as practicable after the expiration of a seven day revocation period relating to a release executed by Mr. Fischer relative to the Company. The Letter Agreement also provides that Mr. Fischer’s outstanding stock options will remain exercisable to the extent set forth in the Company’s stock option plans and the relevant option agreements  and/or notices as if his employment had been terminated without cause, provided, however, that the options granted to Mr. Fischer on February 28, 2006 to purchase 100,000 shares of common stock of the Company will expire as of October 24, 2006. Under the Letter Agreement, Mr. Fischer also retains his rights to indemnification as an officer or director of the Company or a fiduciary of any Company benefit plan and to coverage under the Company’s directors’ and officers’ liability policies. The Letter Agreement superseded any other rights that Mr. Fischer had in respect of salary, bonus, severance or change in control benefits under his prior letter agreement with the Company dated March 21, 2006, as supplemented by the letter agreement dated August 21, 2006, copies of which have previously been filed as exhibits with the Commission.

A copy of the Letter Agreement is attached as Exhibit 99.1 to this report.

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

ImClone Systems Incorporated announced today that its Board of Directors has appointed Carl C. Icahn Chairman of the Board.

The Company also announced that Joseph L. Fischer has resigned as Interim Chief Executive Officer and as a member of its Board of Directors, effective yesterday, and has been replaced by a newly formed Executive Committee of the Board, which will be chaired by Alex Denner, Ph.D., and include Directors Richard Mulligan, Ph.D., and Charles Woler, Ph.D. The committee will serve as the principal executive body for the Company until such time as a Chief Executive Officer is named.

The Company also announced that Directors Vincent T. DeVita, Jr., M.D., John A. Fazio and William R. Miller will not stand for reelection to the Board at the Company’s next annual meeting, which the Company expects to host in the first quarter of 2007.

Mr. Fischer has confirmed to the Company’s Board that his resignation is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In addition, to the knowledge of the Company, the respective decisions of Messrs. DeVita, Fazio and Miller to not stand for reelection is not due to any disagreement  with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the press release relating to these events is attached as Exhibit 99.2 to this report.

ITEM 8.01.  Other Events.

The Company announced today that Carl Icahn and related parties have withdrawn their shareholder consent solicitation, the Consent Solicitation Committee of the Board has been dissolved and the Company is withdrawing its shareholder consent revocation solicitation.

ITEM 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Letter Agreement dated October 24, 2006 between the Company and Joseph L. Fischer
99.2	Press Release of ImClone Systems Incorporated dated October 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCLONE SYSTEMS INCORPORATED (Registrant)

Dated: October 25, 2006	By:	/s/ Daniel J. O’Connor
Daniel J. O’Connor
Vice President, Interim General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter Agreement dated October 24, 2006 between the Company and Joseph L. Fischer
99.2	Press Release of ImClone Systems Incorporated dated October 25, 2006.